Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34834) pertaining to the Magnetek FlexCare Plus Retirement Savings Plan of our report dated June 27, 2003, with respect to the financial statements and schedules of the Magnetek FlexCare Plus Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Los Angeles, California
June 27, 2003